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                                                                     EXHIBIT 5.1


                                      DRAFT

                                 Andrews & Kurth
                           Mayor Day Caldwell & Keeton
                                     L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002


April 1, 2002

Alliance Resource Partners, L.P.
1717 South Boulder Avenue
Tulsa, Oklahoma 74119

Gentlemen:

         We have acted as counsel to Alliance Resource Partners, L.P. a Delaware limited partnership (the "Partnership") and Alliance Resource Management GP, LLC, a Delaware limited liability company and the managing general partner of the Partnership (the "General Partner"), in connection with the preparation of the Partnership's Registration Statement on Form S-8 (the "Registration Statement") filed by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering and sale of an aggregate of up to 730,000 common units representing limited partnership interests in the Partnership (the "Common Units") in connection with the Alliance Resource Management GP, LLC Long-Term Incentive Plan (the "LTIP"), the Supplemental Executive Retirement Plan (the "SERP") and the Deferred Compensation Plan for Directors (the "DCPD").

         As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations and such other corporate records and documents and certificates of public officials and officers and representatives of the General Partner as we have deemed necessary for the purposes of these opinions. In rendering the opinions expressed below, we have assumed and have not verified
(i) the genuineness of the signatures on all documents that we have examined,
(ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

         Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

         1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act").

         2. The Common Units will, when issued and paid for in accordance with the terms of the Plan, be duly authorized, validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the matters described below:

         o If a court were to determine that the existence or exercise of the right provided under the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") by the holders of Common Units and subordinated units (the "Limited Partners") of the Partnership as a group (i) to remove or replace the General Partner, (ii) to approve certain amendments to the Partnership Agreement or (iii) to take certain other actions under the Partnership Agreement constitutes "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the Limited Partners could be held personally liable for the
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            Partnership's obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with the Partnership reasonably believing, based on the conduct of any of the Limited Partners, that such Limited Partner is a general partner;

         o Section 17-607 of the Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that it was made in violation of the Delaware Act shall be liable to the limited partnership for three years for the amount of the distribution; and

         o Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If a court were to determine that the Partnership was, by virtue of its limited partner interest in Alliance Resource Operating Partners, L.P. or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, then the Limited Partners could be held personally liable for the Partnership's obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances.

         In rendering the opinion set forth in Paragraph 1, we have relied solely upon certificates of good standing dated as of a recent date hereof. The foregoing opinion is based on and is limited to the Revised Uniform Limited Partnership Act of the State of Delaware and the relevant federal laws of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent we do not admit that we are "experts" under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder. This opinion is rendered solely for your benefit and may not be relied upon in any manner by any other person or entity without our express written consent.

                                          Very truly yours,


                                          /s/ ANDREWS & KURTH
                                              MAYOR, DAY, CALDWELL & KEETON LLP